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EXHIBIT 10.14.1

PACIFIC CREST CAPITAL, INC.

JUNE 30, 2001 10-Q

Employment Agreement Between The Company and Gary Wehrle

EMPLOYMENT AGREEMENT

    This Employment Agreement ("Agreement") is made and entered into by and between Gary L. Wehrle ("Wehrle") and Pacific Crest Capital Inc., a Delaware corporation ("Employer"), collectively "the parties." As soon as it is signed by both parties, it shall become effective January 1, 2000 (the "Effective Date"). This Agreement supersedes and terminates the Employment Agreement dated December 23, 1993 by and between Employer and Wehrle.

1)
Position: During the term of this Agreement, Wehrle shall be employed by Employer as its Chairman, President and Chief Executive Officer; and shall be eligible to serve as a director of the Employer and Chairman of Employer's Board of Directors (the "Board").

2)
Term:

(a)
The term shall commence on the Effective Date and continue until December 31, 2002. Beginning on January 1, 2000, the Agreement shall automatically renew every day for a three year period, so that while this feature is in effect the remaining term shall always be exactly three years; provided, no renewals shall occur after any of the following:

(i)
at any time, Employer provides written notice to Wehrle of its decision to cancel the automatic renewal feature at least 45 days before the effective date of cancellation;

(ii)
at any time, Employer terminates Wehrle's employment; or

(iii)
at any time, Wehrle terminates his employment.

3)
Employment Period: The Employer hereby agrees to employ Wehrle on a full time exclusive basis, and Wehrle hereby agrees to be employed by the Employer, for the period commencing on the Effective Date of this Agreement ending on the termination of this agreement (the "Employment Period") to exercise such authorities and powers, and perform such duties and functions, as are commensurate with the authorities and powers being exercised, and duties and functions being performed, by Wehrle immediately prior to the effective date of this Agreement, which services shall be performed at the location where Wehrle was employed immediately prior to the effective date of this Agreement or at such other location within a twenty-five (25) mile radius of Wehrle's principal place of employment as of the Effective Date at 30343 Canwood Street, Agoura Hills, California 91301. Wehrle agrees that during the employment period he shall devote his full business time exclusively to his duties as described herein and perform such duties faithfully and efficiently.

4)
Annual Salary: From the Effective Date through December 31, 2002, Wehrle's annual salary shall be no less than three hundred four thousand five hundred dollars ($304,500.00), paid in accordance with Employer's standard payroll practices. After December 31, 2000, it may be increased in the discretion of the Board, but cannot be reduced below $304,500.00.

5)
Bonuses:

(a)
Commencing with the bonus period that ends on December 31, 2000, Wehrle shall be eligible to receive an annual performance bonus based on the terms and provisions of Employer's bonus plan effective as of the date of performance bonus consideration (the "Bonus Plan").

(b)
The Board shall have discretion to award additional bonuses to Wehrle, as it may deem appropriate.

6)
Group/Executive Benefits: Except as otherwise specifically provided herein, so long as they meet applicable eligibility requirements, Wehrle and his family shall participate, on the same terms with other employees and officers, in any group and/or executive life including supplemental split dollar life insurance, hospitalization or disability insurance plan, health program, pension, profit sharing,

  401(k), vacation, and similar benefit plans (qualified, non-qualified and supplemental) that Employer sponsors for its officers or employees, and in other fringe benefits including automobile allowance at an annual level no less than $12,000, club memberships and dues, income tax preparation and similar programs existing as of the Effective Date of this Agreement (collectively referred to as the "Benefits"). It is understood that participating on the "same terms" means the same rules and/or policies apply, recognizing that the result upon applying them can be affected by additional credited years of service, among other things.

7)
Supplemental Retirement Benefits: So long as he meets applicable eligibility requirements, Wehrle will participate on the same terms as other employees and officers, in any and all retirement benefits to which Wehrle is entitled to receive under any qualified or non-qualified defined benefit plans of Employer, including the Pacific Crest Capital, Inc. Supplemental Executive Retirement Plan. It is understood that participating on the "same terms" means the same rules and/or policies apply, recognizing that the result upon applying them can be affected by additional credited years of service, among other things.

8)
Equity Based Incentive Compensation:

(a)
So long as he meets applicable eligibility requirements, Wehrle will participate on the same terms as other senior executives of Employer in the 1993 Equity Incentive Plan and any replacement plan and receive option awards consistent with Employer's then-current practices and with awards made to other senior executives of Employer.

(b)
If there are options or restricted shares granted to all other senior executives of Employer other than the annual award of options under the Equity Incentive Plan, Wehrle shall participate in such award(s) on terms consistent with Employer's then-current practices and on a level similar to awards made to other senior executives.

(c)
In the event of a Change in Control of Employer, as that term is defined in section 9(d)(iii) below, all of Wehrle's awards of stock options, restricted shares or similar equity-based interests which have not already vested shall immediately vest in full in accordance with Employer's then-existing stock option plan(s).

9)
Events Triggering Severance Benefits: Upon the termination of Wehrle's employment for any of the reasons described in subsections (a)—(c) below, he will be entitled to receive the severance benefits described in section 10, below:

(a)
Employer terminates Wehrle's employment without Cause (as defined in subsection (d)(i) below).

(b)
Wehrle resigns from employment with Employer for Good Reason within six months of any event that constitutes Good Reason, as defined in subsection (d)(ii) below (the phrase "Without Good Reason" means any resignation by Wehrle other than within six months of an event constituting Good Reason).

(c)
Wehrle resigns With or Without Good Reason during the 30-day periods following the first or second year anniversaries of a Change in Control of Employer, after providing written notice of his intent to resign 90 days prior to the effective date of his resignation; however, if Wehrle remains employed through the second anniversary of the Change in Control by the Employer or any successors and assigns Wehrle shall not be entitled to any severance benefits under this subsection (c).

(d)
Definitions:

(i)
"Cause" for termination by Employer will exist under the following circumstances:

      (a)
      Wehrle's employment will be considered to have been terminated for Cause if Wehrle is terminated by reason of the conditions described in either subsection (i) or (ii) below.

      (i)
      Wehrle willfully fails to substantially perform his duties for the Employer after a written demand for substantial performance is delivered to Wehrle by the Board, which demand specifically identifies the manner in which the Board believes that Wehrle has not substantially performed his duties. However, the provisions of this subsection (i) shall not apply to any such failure—

      (A)
      Resulting from Wehrle's incapacity due to serious physical or mental illness except if such illness results fully or in part from the abuse of controlled substances, or

      (B)
      Occurring after Wehrle has resigned for Good Reason.

      (ii)
      Wehrle engages in conduct involving personal dishonesty, willful misconduct, breach of fiduciary duty involving potential profit to himself or others besides Employer or willful violation of any law, rule, or regulation, or final notice relating to the performance of his duties for the Employer.

      (A)
      For purposes of this subparagraph (ii), Wehrle's conduct shall not be deemed "willful" unless it was done or omitted in bad faith and/or without reasonable belief that this action or omission was in the best interest of the Employer.

      (b)
      Notwithstanding the foregoing, Wehrle shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the membership of the Board of Directors, excluding Wehrle:

        This resolution must be adopted at a meeting of the Board of Directors called and held for such purpose after reasonable notice to Wehrle.

        There must be an opportunity for Wehrle, to be heard before the Board.

        The resolution must find that, in the opinion of the Board of Directors, Wehrle engaged in the conduct set forth in Paragraphs (a)(i) or (a)(ii) above and must specify the particulars thereof in detail.

    (ii)
    "Good Reason" for Wehrle to resign shall exist if any of the following events occur without his consent.

    (a)
    Employer assigns to Wehrle any duties inconsistent with his status with the Employer or substantially impairs the nature of his responsibilities on a recurring basis, continuing after written objection by Wehrle;

    (b)
    The Employer reduces Wehrle's annual total compensation excluding any reduction which may occur as a result of Employer's changes in benefit plans in which other employees and officers participate or benefit;

    (c)
    The Employer requires Wehrle to be based anywhere outside the greater Los Angeles metropolitan area, other than an office of the Employer within a fifty (50) mile radius of Wehrle's principal place of employment by the Employer, except for travel on Employer business to an extent substantially as specified in section 3 above consistent with Wehrle's business travel obligations prior to the Effective Date;

    (d)
    The Employer's failure to pay within seven (7) days of the due date of any portion of

        (i)
        Wehrle's current total compensation, or

    (ii)
    An installment of deferred compensation as provided under any deferred compensation plan of the Employer;

  (e)
  The Employer discontinues any compensation or benefit plan in which Wehrle participates that is material to his total compensation to the extent that compensation or benefit plans are continued for the benefit of other employees and/or officers of Employer, including but not limited to the plans referenced in sections 5, 6, 7, and 8 above or any similar plans later adopted. This provision shall not apply if a mutually acceptable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan;

  (f)
  The Employer discontinues Wehrle's participation in any plan described in section (e) above on a basis not materially less favorable, both in terms of—

  (i)
  The amount of benefits provided, and

  (ii)
  The level of Wehrle's participation in the plan (relative to that of the other participants),

  (g)
  The Employer discontinues providing Wehrle with benefits substantially similar to those Wehrle enjoyed under any of the Employer's pension, life insurance, medical, health and accident, disability plans, or other material fringe benefit plans (including vacation benefits) in which he was participating as of the Effective Date.

  (iii)
  "Change in Control" shall exist upon the occurrence of any one (or more) of the following events:

  (a)
  Any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Employer with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board of Directors may be cast;

  (b)
  As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board of Directors, or combination of the foregoing, persons who were directors of the Employer just prior to such event(s) shall cease to constitute a majority of the Board of Directors;

  (c)
  The stockholders of the Employer shall approve an agreement providing for (i) A transition in which the Employer will cease to be an independent publicly-owned corporation, or (ii) sale or other disposition of all or substantially all the assets of the Employer; or

  (d)
  A tender offer or exchange offer is made for 5% or more of the Employer's common stock (other than one made by the Employer) and 5% or more shares of common stock are acquired thereunder

  (iv)
  "Notice of Termination" shall mean a written notice which (A) states the type of termination under this Agreement (e.g., for Cause) and cites the applicable provision of this Agreement, (B) briefly describes the facts and circumstances claimed to provide a basis for the stated type of termination, if applicable, and (C) specifies the date of termination from service.

  (e)
  Termination because of Wehrle's death or disability to work will not require payment of the severance benefits described in section 10, nor will termination for Cause or resignation by Wehrle Without Good Reason.

10)
Severance Benefits: If Wehrle qualifies for severance benefits under section 9, then the following terms and conditions shall apply:

  (a)
  Employer shall pay Wehrle all Accrued Obligations, as defined below, in a lump sum in cash within thirty (30) days following his last day of service; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan or provision. "Accrued Obligations" shall mean, as of Wehrle's last day of service, the sum of:

  (i)
  his Annual Salary under section 4 through the date of termination from service, to the extent not already paid;

  (ii)
  the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Wehrle as of his last day of service, to the extent not already paid; and

  (iii)
  any vacation pay, expense reimbursements and other cash entitlements accrued by Wehrle as of his last day of service, to the extent not already paid. For purposes of this section, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

  (b)
  In addition, within thirty (30) days after Wehrle's last day of service, Employer shall pay him a lump sum equal to the amount that results when the number described in subsection (i) below is multiplied times the sum described in subsection (ii) below (i.e., full payment of the salary and bonus that would have been due during the remainder of the term of this Agreement):

  (i)
  2.99;

    (ii)
    The sum of his: (A) annual salary and (B) his average annual bonus payment over the prior 3 bonus payments. The annual salary for purposes of this calculation shall be the amount of annual salary Wehrle was receiving immediately prior to termination, or if greater, not less than his annual salary immediately prior to any Change in Control of the Employer which may have occurred.

  (c)
  In addition, within thirty (30) days after Wehrle's last day of service, Employer shall pay him a lump sum that represents a pro-rated annual bonus for the year of termination. This amount shall be calculated by taking his target bonus for the year of termination and multiplying it times a fraction (i) whose numerator is the number of days elapsed in the current calendar year from January 1 of that year through his final day of active service, and (ii) whose denominator is 365 (e.g., if his last day of active service was February 5, then this fraction would be .10, calculated as follows: 36 days elapsed in year divided by 365 days).

  (d)
  Following Wehrle's last day of service and continuing through the last day of the term of this Agreement, Employer shall treat him as an employee not providing employment services to Employer and, thus, shall continue to credit him with service time and shall provide him and his dependents with all welfare benefits that are provided to employees of the Employer, as determined by the plan provisions in effect on the Effective Date or his final day of service, whichever results in greater benefits. Thereafter, Wehrle will be treated as a retired senior officer for purposes of benefits Employer provides to such retirees.

  (e)
  All options and restricted stock (including both shares and units) that were granted before the date of termination but have not yet vested shall immediately vest upon Wehrle's final day of service. All such options, including ones that previously vested but have not yet been exercised, shall remain exercisable in accordance with 1993 Equity Incentive Plan's terms for retirees.

  (f)
  The severance allowance to be provided pursuant to this Section 10 shall be in addition to, and shall not be reduced by, any other amounts or benefits provided by separate agreement with Wehrle, or plan or arrangement of the Employer or its subsidiaries, unless specifically stipulated in an agreement which constitutes an amendment to this Agreement.

11)
Obligations Of Employer Upon Termination By Death, Disability, Discharge For Cause, or Resignation Without Good Reason: In the event this Agreement terminates due to the death or disability of Wehrle, or due to termination for Cause or resignation without Good Reason, Employer shall pay to Wehrle all Accrued Obligations in a lump sum in cash within thirty (30) days after his last day of active service; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan or provision. Nothing in this section shall limit or otherwise adversely affect any rights Wehrle may have under applicable law, under any other agreement with Employer, or under any compensation or benefit plan or policy of Employer.

(a)
Provided, however, that if Employer terminates the employment relationship as a result of Wehrle's disability, then Wehrle shall be entitled to receive, as disability compensation, payments at the annual salary rate set forth in section 4 above for the remaining term of this Agreement payable not less frequently than monthly. Any obligation on the part of the Employer to pay Wehrle any payments under this subsection (a) shall be credited with the amount of any payments to Wehrle under any disability income policy of the Employer, but not any payments to Wehrle under any state disability insurance plan.

(i)
For purposes of this Agreement, Wehrle will be deemed to be disabled from performing his duties upon the earlier of: (A) the end of any 120 consecutive day period during which, for any reason, he has been unable to substantially perform each of his usual and customary duties as Chairman, President and/or Chief Executive Officer; or (B) the date when it becomes apparent that, for any reason, he will be unable to substantially perform each of his usual and customary duties as Chairman, President and/or Chief Executive Officer for a period of at least 120 consecutive days, provided, in the case of a physical or mental injury or disease, his disability must be confirmed in writing by a reputable physician or psychologist, selected jointly by the Board and Wehrle (or his personal representative). If any question arises as to whether Wehrle is physically or mentally disabled, upon written request by the Board, Wehrle shall promptly submit to a reasonable medical or psychological examination for the purpose of determining the existence, nature and extent of such disability. Employer shall promptly give Wehrle written notice of any determination that Wehrle is disabled from working and of any decision by the Board to terminate his employment by reason thereof.

  (b)
  In the event that Wehrle should die during the term hereof, this Agreement will terminate at the time of death if not previously terminated. In such event, Wehrle's personal representative shall be entitled to receive, as a death benefit, in addition to any other payments which Wehrle's personal representative may be entitled to receive under any benefit plans, payments for a period of twelve (12) months at the annual salary rate set forth in section 4 above that would have then been payable to Wehrle under this Agreement payable not less frequently than monthly.

12)
In the event that Wehrle resigns from employment with Employer Without Good Reason or Employer terminates Wehrle's employment without Cause, Wehrle agrees to resign immediately as Director of the Employer's Board of Directors.

13)
Maximum Amount of Payments: If it is determined that any payment Employer makes to or for the benefit of Wehrle, under this Agreement or otherwise, is subject to the federal excise taxes imposed on golden parachute payments, the Employer will reduce such total payments subject to federal excise taxes until such payments are no longer subject to federal excise taxes.

(a)
If any amount payable to Wehrle by the Employer or any subsidiary or affiliate thereof, whether under this Agreement or otherwise (a "Payment"), is subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended, (the "code"), or any similar federal or state law (an "Excise Tax"), the Employer shall reduce such payments to Wehrle until such payments are no longer subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

(b)
All calculations under this section 13 shall be made initially by the Employer and the Employer's tax advisor and shall provide prompt written notice thereof to Wehrle. Upon request of Wehrle, the Employer shall provide Wehrle with sufficient tax and compensation data to enable Wehrle or his tax advisor to independently make the calculations described in subsection (a) above and the Employer shall reimburse Wehrle for reasonable fees and expenses incurred for any such verification.

(c)
If Wehrle provides written notice to the Employer of any objection to the results of the Employer's calculations within sixty (60) days of Wehrle's receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Employer ("Tax Counsel"). The Employer shall pay all fees and expenses of such Tax Counsel.

14)
Mitigation and Set Off: Wehrle shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Employer shall not be entitled to set off against the amounts payable to Wehrle under this Agreement any amounts owed to the Employer by Wehrle, any amounts earned by Wehrle in other employment after termination of his employment with the Employer, or any amounts which might have been earned by Wehrle in other employment had he sought such other employment.

15)
Consulting Agreement: In the event this Agreement terminates as a result of Wehrle's resignation With or Without Good Reason or Wehrle's termination by Employer Without Cause, Wehrle shall consult with the Employer ("Consulting Agreement") to a maximum of six (6) days per month until the first anniversary of the Consulting Agreement and thereafter at five (5) days per month until the second anniversary of the Consulting Agreement.

(a)
The Consulting Agreement will commence on the termination of the Agreement and will continue in effect for a period of two years or until sooner terminated by Wehrle upon 30 days' written notice to the Employer.

(b)
As a condition of the Employer's obligations under this Consulting Agreement, during its term Wehrle agrees to not, without the written permission of the Employer, engage in any activity that is directly or indirectly in competition with any activity of the Employer or any subsidiary or in conduct that is inimical to the best interests of the Employer, and will hold in confidence proprietary information which Wehrle may have concerning the Employer.

(c)
In consideration of this Consulting Agreement, the Employer will, during the term of the Consulting Agreement, pay Wehrle at the rate of $16,000 per month until the first anniversary of the Consulting Agreement and $13,000 per month until the second anniversary of the Consulting Agreement, payable monthly; reimburse Wehrle for travel-related expenses incurred in connection with work performed under this Consulting Agreement; and provide Wehrle with an office within the Employer's principal offices and a secretary assigned to that office.

16)
Business Related Expenses: Wehrle shall be reimbursed for his reasonable and actual out-of-pocket expenses incurred by Wehrle in performance of his duties and responsibilities, provided Wehrle shall first furnish appropriate vouchers and expense accounts setting forth the information required by the governmental tax authorities for deductible business expenses.

  Employer may at any time discharge Wehrle from service without advance notice, by providing a Notice of Termination; nothing in this Agreement shall be construed as requiring Employer to allow him to continue performing the duties of Chairman, President or CEO. Regardless of the reason for such termination or whether it constitutes a breach by Employer, Wehrle's exclusive remedy shall be the severance benefits described in subsections 10(a)—10(e); he shall not be entitled to reinstatement, nor to any other remedy or damages for wrongful termination; nor, after his termination from service, shall he be entitled to any other salary, benefits or other compensation.

17)
Termination By Wehrle: Wehrle shall have no personal liability for damages to Employer for voluntarily terminating his employment at any time, with or Without Good Reason, so long as he gives at least ninety (90) days prior written notice.

18)
Choice Of Law And Forum:

(a)
This Agreement shall be governed by and construed in accordance with the laws of California, without regard to choice of law principles.

(b)
The parties hereby consent to submit to personal jurisdiction in California for purposes of arbitration of any dispute over enforcement, breach or interpretation of this Agreement as provided in section 22 below.

  (c)
  The Agreement shall be construed and enforced according to the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the laws of the State of California, other than its laws respecting choice of law, to the extent not pre-empted by ERISA.

19)
Indemnification: To the fullest extent permitted by law and Employer's by-laws, Employer shall indemnify Wehrle (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Wehrle in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of Employer or any of its subsidiaries for acts committed in the course and scope of his employment.

20)
Binding Effect: This Agreement shall be binding on and inure to the benefit of the heirs and representatives of Wehrle and the successors and assigns of Employer. Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; provided, Wehrle shall have the same obligations to the successor as he would have had to Employer. Regardless of whether such an assumption agreement is executed, this Agreement shall be binding on any successor of Employer in accordance with the operation of law, and such successor shall be deemed "Employer" for all purposes under this Agreement.

21)
Notices: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered anywhere by hand to the applicable party, or if delivered by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)
If to the Board of Employer, addressed to: Pacific Crest Capital Inc., 30343 Canwood Street, Agoura Hills, California 91301

(b)
If to Wehrle, addressed to: 24317 Sylvan Glen Road, Calabasas, California 9130. Such addresses may be changed by written notice sent to the other party at the last recorded address of that party. Failure to send a copy to the applicable attorney shall not render a Notice ineffective, so long as it is actually received by Employer or Wehrle, as applicable.

22)
Arbitration of All Disputes: Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the County of Los Angeles in accordance with the laws of the State of California by three arbitrators appointed by the parties. If the parties cannot agree on the appointment, one arbitrator shall be appointed by the Employer and one by Wehrle, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Ninth Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this section 21. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

23)
Attorney Fees And Other Expenses: If the case of arbitration, the party which prevails shall be entitled to reimbursement of all reasonable arbitration costs and expenses, including attorney fees. If each party prevails on one or more arbitrated issues, the arbitrators shall exercise their equitable judgment to determine which, if either, should be considered the prevailing party and the percentage of that party's expenses which should be reimbursed, taking into account such factors as the significance of the issue(s) on which each party prevailed, the reasonableness of each party's position(s), and ability to pay. Notwithstanding the foregoing, in the event that it shall be necessary or desirable for Wehrle to retain legal counsel or incur other costs and expenses in connection with the enforcement of his rights under this Agreement, Wehrle shall be entitled to an advance from Employer of his reasonable attorneys fees and costs and expenses in connection with the enforcement of his rights (including the enforcement of any arbitration award in Court). Payment shall be made to Wehrle by Employer at time the attorneys' fees and costs and expenses are incurred by Wehrle. If, however, the arbitrator should later determine that under the circumstances Wehrle could have had no reasonable expectation of prevailing on the merits at the time he initiated the arbitration based on the information then available to him, he shall repay any such payments to Employer in accordance with the order of the arbitrators.

24)
Non-Alienation. Wehrle shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary of involuntary acts, or by operation of law. Nothing in this paragraph shall limit Wehrle's rights or powers which his executor or administrator would otherwise have.

25)
Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing and, so long as Wehrle lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

26)
Scope of Agreement:

(a)
This Agreement supersedes any other document or oral agreement that conflicts with it regarding any of the matters set forth herein with the exception of benefit and compensation plan documents. It is not intended to pre-empt or supersede other documents, including plan documents, that provide additional, non-conflicting rules or terms.

(b)
No promises or inducements have been made by either party other than those reflected herein. This Agreement cannot be amended except by a written agreement signed by the parties, and only the Board has authority to authorize such an amendment on behalf of Employer.

27)
Severability: Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be unlawful or invalid, the remaining terms and provisions shall remain in full force and effect. In addition, a court may re-write the invalid provision(s) so as to be consistent with the applicable law and still, to the extent possible, achieve the intended effect of this Agreement.

28)
Execution In Counterparts: This Agreement may be executed by the parties hereto in two (2) fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, and that the unenforceability (or the modification to conform to such laws or public policies) of any provision of such paragraph shall not render unenforceable, or impair, the remainder of the provisions of such paragraph. Accordingly, if any provisions of such paragraph shall be determined to be invalid or unenforceable, either in whole or in part, under the laws or public policies of any state or jurisdiction in which enforcement is sought, as to such state or jurisdiction the provisions of such paragraph shall be deemed amended to delete or modify, as necessary, the offending provision and to alter the balance hereof in order to render it valid and enforceable in such state or jurisdiction.

  (e)
  Notwithstanding any termination of Employee's employment, all of the covenants and agreements of Employee under this Section 28 shall continue in full force and effect in accordance with the terms hereof, even if such termination is for cause.

PACIFC CREST CAPITAL, INC.
By:	/s/ MARTIN J. FRANK Martin J. Frank Dated: March 29, 2000
/s/ GARY L. WEHRLE Gary L. Wehrle Dated: March 29, 2000

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EXHIBIT 10.14.1
EMPLOYMENT AGREEMENT